EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

for

SERIES D PREFERRED STOCK

of

TURBOCHEF TECHNOLOGIES, INC.

DATED OCTOBER 28, 2003

i

Table of Contents
(continued)

ii

Table of Contents
(continued)

iii

STOCK PURCHASE AGREEMENT

(Series D Preferred Stock)

          THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October 28, 2003 by and between TURBOCHEF TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and OVENWORKS, LLLP, a Georgia limited liability limited partnership (“Purchaser”).

RECITALS:

A.	The Company has authorized the sale and issuance of an aggregate of up to 2,500,000 shares of its Series D Preferred Stock, par value $1.00 per share (the “Shares”).

B.	Purchaser desires to purchase, and the Company desires to sell, the Shares on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          1.1    Certain Definitions.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them below.

          “Act” means the Securities Act of 1933, as amended.

          “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          “Benefit Plan” means with respect to the Company each written or oral plan, fund, program, Contract or scheme, in each case, that is currently or in the past was, sponsored or maintained or required to be sponsored or maintained by the Company or to which the Company makes or has in the past made, or has or has had in the past an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, officers, contingent workers or leased employees of the Company or the dependents of any of them, including each written or oral deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or Contract; and each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal program, agreement or arrangement.

          “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

          “Contract” means any agreement, lease (including all real and personal property leases), policy, plan, instrument, contract, note, power of attorney, insurance policy covenant, guaranty, arrangement, escrow account, commitment or other instrument.

          “DGCL” means the Delaware General Corporation Law, as amended.

          “Environmental Claim” means any and all actions, suits, demands, demand letters, claims, Liens, notices of potential responsibility, noncompliance or violation, investigations or proceedings brought by any Person relating in any way to any Environmental Law or any environmental permit, including, without limitation (a) for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in relation to the presence of Hazardous Substances.

          “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, drinking supply water, land or soil, surface or subsurface strata or medium, or any other environmental medium), including all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency or state or local agencies with jurisdiction over and including common law in respect of, pollution or protection of human health or the environment, including CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any Person (whether incorporated or unincorporated), that together with the Company, would be deemed a “single employer” within the meaning of Section 414 of the Code.

          “ERISA Affiliate Plan” means each Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

          “Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations thereunder.

          “GAAP” shall mean accounting principles generally accepted in the United States of America.

          “Governmental Entity” means any federal, state or local or foreign government or any court, administrative or arbitrative agency or commission or other governmental authority or agency, domestic or foreign.

          “Hazardous Substances” means (a) any substance or material identified in CERCLA; (b) any substance or material that may be toxic, a pollutant or a contaminant under any applicable Law, including but not limited to petroleum products; (c) asbestos, radon, urea formaldehyde, poly-chlorinated biphenyls, lead or electromagnetic waves; (d) mold, mildew or other fungal growth; and (e) any other waste, pollutant, hazardous substance, toxic, flammable, explosive, reactive, corrosive, infectious, radioactive, carcinogenic or mutagenic substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the generation, use, handling, storage, treatment, transport or disposal of which is any way governed by or subject to any Laws.

          “Intellectual Property” means all United States and non-United States (a) patents and patent applications, whether or not patents are issued on such patent applications and whether or not such patents or applications are modified, withdrawn or resubmitted, (b) registered and unregistered trade names, trade dress, trademarks, service marks and service names (and all applications for registration of the same) and all goodwill associated therewith, (c) designs and design rights, whether or not such designs or design rights are the subject of any patents or patent or other applications for registration, (d) copyrights and copyright registrations (and all applications for registration of the same) and works of authorship (whether or not copyrighted or copyrightable), (e) trade secrets, know-how, formulae, patterns, compilations, devices, methods, techniques or processes, and confidential or proprietary information, (f) inventions, processes and designs (whether or not patentable or reduced to practice), (g) any Software, (h) domain names or uniform resource locators used in connection with any global computer or electronic network (including, without limitation, the Internet and the World Wide Web), together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, all applications, registrations and renewals in connection therewith, and all source code, object code, data and documentation relating thereto, and (i) all other intellectual property rights and assets.

          “Laws” means all laws, codes, statutes, ordinances, orders, judgments, decrees, administrative or judicial promulgations, injunctions, determinations, approvals, rules, regulations, permits, certificates, licenses and authorizations of all Governmental Entities with jurisdiction over the Company or its assets or business.

          “Leased Real Property” means all parcels of real property used or held for use in connection with the Company’s business and leased by the Company (together with all fixtures and improvements thereon).

          “Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, registrations certificates, approvals, exemptions, classifications, registrations and other similar documents, rights and authorizations issued by any Governmental Entity.

          “Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

          “Material Adverse Effect” means, when taken together with all other states of fact, changes, events, effects, developments or occurrences, any material adverse effect on the condition (financial or otherwise), operations, properties, business or assets of the Company.

          “Option Plan” means the Company’s 1994 Stock Option Plan, as amended.

          “Permitted Liens” means (a) Liens for taxes not yet due and payable, (b) statutory Liens of landlords and (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent.

          “Person” means an individual, sole proprietorship, partnership, corporation, association, institution, joint stock company, limited liability company, trust, joint venture, unincorporated organization, or Governmental Entity or any other legal entity.

          “SEC” shall mean the Securities and Exchange Commission, or any successor organization.

          “Securities Act” means the Securities Act of 1933, together with the rules and regulations thereunder.

          “Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting and content contained on any owned or operated Internet site(s), and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

          “Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding or similar taxes imposed on the income, properties or operations of the Company, together with any interest, additions, or penalties with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law, together with any interest in respect of such additions or penalties.

          “Tax Returns” means all reports and returns with respect to Taxes that are required to be filed with any taxing authority or retained by or with respect to the Company, including without limitation consolidated federal income tax returns of the Company that are includible therein.

          1.2     Other Definitions.  In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.  The definitions of such terms are set forth in the sections listed below.

Term	Section

Agreement	Preamble
Bogatin	2.4(a)(ii)
Business Combination	5.12(a)
Certificate	2.1
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Common Stock	3.2(a)
Company Counsel Opinion	6.2(c)
Company Financial Statements	3.7
Company Officers’ Certificate	6.2(h)
Company Reports	3.6
Fairness Opinion	6.2(j)
Fee Termination Event	7.3(a)
Gogel	2.4(a)(ii)
Grand Cheer	5.6(b)
Litigation	3.15(a)
Material Contracts	3.12(a)
Non-Compete Agreements	6.2(g)
Payment Event	7.3(b)
Perlman	5.9
Purchaser	Preamble
Purchaser Certificate	6.3(a)
Purchase Price	2.2
Release Agreements	6.2(e)
Shares	Recitals
Stockholders’ Agreement	6.2(f)
Work-for-Hire Agreement	3.16(d)

ARTICLE II

AUTHORIZATION; PURCHASE AND SALE; CLOSING

          2.1     Authorization.  On or before the Closing Date, the Company shall have (a) taken all action necessary to authorize the issuance and sale to Purchaser of the Shares, and (b) amended its Certificate of Incorporation by filing a Certificate of Designations, Rights and Preferences of the Series D Preferred Stock in the form attached hereto as Exhibit A (the “Certificate”) with the Secretary of State of the State of Delaware, which shall set forth the rights, restrictions, privileges, and preferences of Company’s Series D Preferred Stock.

          2.2     Purchase and Sale.  On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Company agrees to issue and sell to Purchaser, and certain persons for which Purchaser serves at nominee, at the Closing, and Purchaser agrees to purchase, for itself and as nominee for certain other Persons, from the Company at the Closing, 2,132,650 of the Shares, at a price per share of Six Dollars and Fourteen Cents ($6.13226) for an aggregate purchase price of Thirteen Million Seventy-Seven Thousand Nine Hundred Sixty-Four Dollars ($13,077,964.00) (the “Purchase Price”).

          2.3     Closing.  The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Blank Rome LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York  10174, at 10:00 a.m., New York time, on October 28, 2003, or at such other location, date and time, or in such other manner, as may be agreed upon between Purchaser and the Company (the “Closing Date”).

          2.4     Closing Deliveries.

                    (a)     At the Closing, the Company shall deliver to Purchaser:

(i)	a stock certificate or certificates in definitive form, registered in Purchaser’s name and in the name of such other Persons for which Purchaser acts as nominee, representing the Shares;

(ii)	the Release Agreements, duly executed by each of Jeffrey B. Bogatin (“Bogatin”) and Donald J. Gogel (“Gogel”);

(iii)	the Company Counsel Opinion;

(iv)	the Stockholders’ Agreement, duly executed by the Company and each of Bogatin and Gogel;

(v)	the Non-Compete Agreements, duly executed by the Company and each of Bogatin and Gogel;

(vi)	the Fairness Opinion;

(vii)	the Company Officer’s Certificate;

(viii)

a certificate by the Secretary of the Company, dated as of the Closing Date, as to (A) the good standing of the Company in its jurisdiction of incorporation, (B) except for the Certificate, no amendments to the Company’s charter documents between the date hereof and the Closing Date that would adversely affect the Company’s obligations under this Agreement were approved by the Board of Directors or shareholders or filed with the Secretary of State of the State of Delaware, (C) the effectiveness of resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement by the Company passed in connection with this Agreement and the transactions contemplated hereby, and (D) the incumbency of such officer of the Company executing this Agreement or any other document on behalf of the Company;

	(ix)	confidentiality agreements, in such form as is acceptable to Purchaser in its reasonable discretion, from each employee designated by Purchaser;

	(x)	a fully-executed copy of that certain Indemnification Agreement, dated as of October 28, 2003, by and between the Company and Gogel;

	(xi)	a copy of that certain amendment, dated as of October 28, 2003, to the Indemnification Agreement, dated as of May 2, 2000, between the Company and Bogatin; and

	(xii)	such other documents as may be required under this Agreement or as Purchaser or its counsel may reasonably request.

(b)	At the Closing, Purchaser shall deliver to the Company:

(i)

as payment in full for the Shares being purchased by it, and against delivery of the stock certificate or certificates therefor as aforesaid, the Purchase Price by wire transfer of immediately available funds;

	(ii)	the Stockholders’ Agreement, duly executed by Purchaser;

	(iii)	the Purchaser Certificate; and

	(iv)	such other documents as may be required by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

          The Company hereby represents and warrants to Purchaser as follows:

          3.1     Organization; Power; Standing.  The Company is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Dallas, Texas.  The Company has full corporate power and authority to own or lease all of its properties and assets, and to carry on its business as it is now being conducted.  The Company is duly qualified to do business and is in good standing in the jurisdictions described on Schedule 3.1, except where failure to qualify would not have, or would not reasonably be expected to have, a Material Adverse Effect on the Company, which constitute all the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification.  Except as set forth on Schedule 3.1, the Company does not have any subsidiaries, does not exercise voting control, directly or indirectly, over any other corporation or business entity, does not own or control any material portion of the shares of stock, partnership interests, membership interests or other securities of any corporation or other business entity, and does not have any investment in any other Person.

          3.2     Capitalization.

                    (a)     As of the date hereof, the capital stock of the Company consists of:  (a) 50,000,000 authorized shares of common stock, par value $0.01 per share (the “Company Common Stock”), of which 19,419,240 shares are issued and outstanding; and (b) 5,000,000 shares of preferred stock, par value $1.00 per share, of which:  (i) 50,000 shares are designated Series A Preferred Stock, of which no shares are issued and outstanding; (ii) 20,000 shares are designated Series B Preferred Stock, of which 20,000 shares are issued and outstanding; and (iii) 10,000 shares are designated Series C Preferred Stock, of which 10,000 shares are issued and outstanding.  All of the outstanding shares of capital stock of Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws and not in violation of any preemptive or similar rights.  Immediately after the filing of the Certificate, 2,500,000 shares of the Company’s Preferred Stock will be designated Series D Preferred Stock, which shall have the rights, preferences, privileges and restrictions set forth in the Certificate.  Upon issuance, the Shares will represent, on an as-converted, fully-diluted basis (taking into account all potentially dilutive securities authorized by the Company as of the Closing Date, and assuming that all outstanding options, warrants and other rights for the purchase of capital stock of the Company shall have been exercised, and all outstanding shares of all series of the Company’s preferred stock, including the Shares, have been converted into Company Common Stock), fifty-eight percent (58%) of the outstanding capital stock of the Company.

                    (b)     Schedule 3.2(b) hereto sets forth a complete list of all holders of options, warrants and other similar rights to acquire capital stock of the Company as of the date of this Agreement, indicating the number of shares of capital stock underlying such options, warrants or similar rights, vesting schedule, exercise price and expiration date, if applicable, for each such option, warrant or similar right.  Except for (i) the conversion rights, if any, associated with each series of the Company’s Preferred Stock, (ii) the rights created under this Agreement and the Certificate, (iii) the options issued and reserved for issuance under the Option Plan, and (iv) all other options, warrants and other similar rights set forth on Schedule 3.2(b), there are no outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from Company of any shares of its capital stock.

          3.3     Authority; Due Execution.  The Company has the right, power and capacity to execute and deliver this Agreement and the other agreements entered into in connection with this Agreement and to perform its obligations under this Agreement and the other agreements entered into in connection with this Agreement to which it is a party to and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other agreements entered into in connection with this Agreement by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized and approved by (a) the Company’s board of directors, and (b) if necessary, its stockholders (other than such stockholder approval as is necessary to increase the number of authorized shares of Common Stock so as to permit reservation by the Company of a sufficient number of shares of Common Stock necessary for conversion of all of the Shares).  This Agreement has been, and the other agreements entered into in connection with this Agreement will be as of the Closing Date, duly executed and delivered by the Company and do or will, as the case may be, constitute the valid and binding agreement of the Company, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

          3.4     Validity of the Shares.  The sale of the Shares is not and will not be subject to any preemptive rights, rights of first refusal or other preferential rights that have not been waived, and the Shares when issued, sold and delivered in accordance with the terms of this Agreement and the Certificate will be validly issued, fully paid and nonassessable and will be free of any Liens, other than Liens arising as a result of actions taken by the Purchaser in its capacity independent of the Company; provided, however, that the Shares will be subject to applicable restrictions on transfer under state and federal securities laws and any restrictions on convertibility set forth in the Certificate.

          3.5     Non-Contravention.  Except as set forth on Schedule 3.5, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby does or would, after the giving of notice or the lapse of time or both, (a) conflict with, result in a breach of, constitute a default under, or violate the Certificate of Incorporation or the by-laws of the Company, (b) conflict with, result in a breach of, constitute a default under, or violate any Law applicable to the Company, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify, cancel or refuse to perform under, or require any notice under any, Contract, commitment, License or other arrangement, including any express or implied warranty, to which the Company is a party or by which it is bound or to which any of its assets is subject, or (d) result in the creation of, or give any party the right to create, any Lien, other than Permitted Liens, or other rights upon any right, property or asset of the Company.

          3.6     Company Reports.  Except as set forth on Schedule 3.6, the Company has timely filed (after giving effect to any extensions timely filed for) all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1999, with the SEC (all such reports being collectively referred to herein as the “Company Reports”).  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to Company Reports filed before the date of this Agreement), each of the Company Reports and the contents thereof complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the SEC (including Regulation FD), and, as of the respective date any such Company Report was filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the Company Reports.  The Company has furnished or made available to Purchaser true and complete copies of any comments, notices or other correspondence it has received from the staff of the SEC.

          3.7     Company Financial Statements.  The balance sheets of the Company contained in the Company Reports, and the related statements of earnings, stockholders’ equity and cash flows contained in the Company Reports (including all notes and schedules related thereto) (such financial statements, notes and any schedules thereto, being referred to herein as the “Company Financial Statements”), present fairly, in all material respects, the financial position and the results of operations and cash flows of the Company as of the dates, or for the periods, presented therein in conformity with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein, including all requirements of applicable Law (including applicable provisions of the Sarbanes-Oxley Act of 2002 and all regulations of the SEC with respect thereto).

          3.8     Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.8, as of the date hereof, the Company does not have any liability or financial obligation, whether accrued, absolute, contingent or otherwise, that was not fully reflected or reserved against in the Company Financial Statements, or disclosed in the accompanying notes thereto, except for liabilities incurred in the ordinary course of business since December 31, 2002.

          3.9     Minute Books and Organizational Documents.  The Company has furnished or made available to Purchaser true and complete copies of its Certificate of Incorporation and by-laws, each as amended to date.  Such organizational documents are in full force and effect, and the Company is not in violation of any provision of its Certificate of Incorporation or by-laws.  The minute books of the Company contain records that are accurate in all material respects of all meetings and other corporate actions of its stockholders and board of directors (including committees of the board of directors) through the date hereof and the signatures contained therein are the true signatures of the Persons whose signatures they purport to be.

          3.10   Absence of Certain Changes.  Since December 31, 2002, except as set forth in the Company’s annual report on Form 10-K dated December 31, 2002 and quarterly reports on Form 10-Q as filed with the SEC for the quarters ended March 31, 2003 and June 30, 2003, the business of the Company has been conducted in the ordinary and usual course, consistent with past practice and there has not been:  (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material Adverse Effect on the Company; or (b) any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in Article V of this Agreement, had such event, occurrence, development or state of circumstances or facts occurred after the date hereof.

          3.11   Properties; Securities.

                    (a)     Except as set forth on Schedule 3.11 or as specifically reserved against or otherwise disclosed in the Company Financial Statements, and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, the Company has good and marketable title, free and clear of all Liens, other than Permitted Liens, to all of the properties and assets, tangible and intangible, reflected in the Company Financial Statements as being owned by the Company as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.

                    (b)     The Company does not, directly or indirectly, own any real property not used in the ordinary course of its business.  All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by the Company are held under valid leases or subleases enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

                    (c)     The Company has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with commercially reasonable business practices to secure obligations of the Company.  Such securities are valued on the books of the Company in accordance with GAAP.

          3.12   Material Contracts.

                    (a)     Schedule 3.12(a) hereto sets forth a complete list of all of the following agreements, commitments, arrangements, understandings or instruments (whether written or oral) to which Company is a party, other than those which are contemplated by this Agreement (collectively, the “Material Contracts”), true, correct and complete copies of which have been provided or made available to Purchaser:

(i)	Contracts providing for annual payments in excess of Twenty-Five Thousand Dollars ($25,000) or aggregate payments in excess of Fifty Thousand Dollars ($50,000);

(ii)	leases or subleases of real property;

(iii)

partnership, joint venture or similar Contracts, or any rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such person;

(iv)	executory Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(v)

outstanding indentures, mortgages, promissory notes, loan agreements, guarantees or other Contracts or commitments for the borrowing of money by the Company (in any case, whether incurred, assumed, guaranteed or secured by any asset);

(vi)	licenses, franchises or similar Contracts material to the Company, or any agreement relating to any trade name or Intellectual Property that is material to the Company;

(vii)

exclusive dealing arrangements or other Contracts or arrangements containing covenants which limit the ability of the Company to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company may carry on its business (other than as may be required by law or any applicable Governmental Entity);

(viii)	Contracts between any Affiliate of the Company, on the one hand, and the Company, on the other hand;

(ix)	Contracts, which will survive the Closing, with any director, officer or employee of the Company, other than those agreements being executed and delivered in connection with this Agreement;

(x)	collective bargaining agreements;

(xi)	Contracts which will survive the Closing for the employment or other engagement of any individual on a full time, part time, consulting or other basis;

(xii)	Contracts under which the Company has advanced or loaned any amount to any of the directors, officers, employees or independent contractors of the Company; and

(xiii)	any other Contract that is material to the Company.

                    (b)    Except as set forth on Schedule 3.12(b) hereto, and in the case of subparagraphs (ii), (iii) and (iv), in the Company Reports:

(i)

each of the Material Contracts is valid, binding and enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies, and subject to the rights of other parties thereto to terminate, will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following consummation of the transactions contemplated hereby;

(ii)

the Company is not in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration by any other party under any Material Contract and no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration by the Company under any Material Contract;

(iii)	the Company has not and no other party has, repudiated any provision of any Material Contract; and

(iv)	the Company has not received any written notice that the other party to any Material Contract intends to exercise any termination rights with respect to any Material Contract.

          3.13   No Consents.  Except as otherwise set forth on Schedule 3.13, no permit, consent, approval, novation, authorization or other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement by the Company and the actions of the Company contemplated hereby, or to permit the Company to continue to conduct its business as currently conducted in all material respects following the consummation of the transactions contemplated hereby other than as a result of any facts or circumstances relating solely to the Purchaser.

          3.14   Related Party Transactions.  Except as set forth in Company Reports, Schedule 3.14 sets forth all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which the Company is a party with any director, executive officer or 5% or greater stockholder of the Company, or any Affiliate of the Company.  All such transactions, investments and loans are on terms no less favorable to the Company than could be obtained from unrelated parties.

          3.15   Litigation; Regulatory Action.  Except as set forth on Schedule 3.15 hereto:

                    (a)     no litigation, proceeding (administrative or otherwise) or controversy (“Litigation”) before any court, arbitrator, mediator or Governmental Entity is pending against the Company, any director or officer of the Company, or, to the Company’s knowledge, any employee of the Company, which relates to the Company’s activities, business or assets, and which, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect on the Company, and, to the Company’s knowledge, no such Litigation has been threatened; and

                    (b)     the Company is not party or subject to, and none of the properties or assets of the Company is subject to, any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity, and the Company has not been advised in writing by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          3.16   Intellectual Property.

                    (a)     Schedule 3.16(a) sets forth a complete list of all Intellectual Property which is owned or used by the Company, all of which, to the Company’s knowledge, is not invalid and is enforceable and in full force and effect.  The Company owns, or has the valid and exclusive right to use and to transfer, in each case free and clear of all Liens, other than licenses granted by the Company which are listed on Schedule 3.16(a), all Intellectual Property used in its business as it currently is conducted or held for use in such business.  Except as set forth on Schedule 3.16(a), the validity and enforceability of such Intellectual Property or the Company’s title thereto (i) have not been questioned in any prior Litigation, (ii) are not being questioned in any pending Litigation, and (iii) are not the subject of any threatened or proposed Litigation.  Except as set forth on Schedule 3.16(a), the Company is not aware of any information that would, or that another Person has asserted that would, cause any of the Intellectual Property identified on Schedule 3.16(a) to be invalid or unenforceable.  The consummation of the transactions contemplated hereby will not result in any loss or impairment of or to any such Intellectual Property of the Company.

                    (b)     The Company is not party to, whether as licensor or licensee, and is not bound by or subject to, any license agreement for any Intellectual Property or process, except as described on Schedule 3.16(b).  With respect to all licenses identified on Schedule 3.16(b) under which the Company is the licensor, no claim, request or demand for indemnity for infringement has been made by any licensee.  Except as set forth on Schedule 3.16(b), the Company is not aware of any breach or anticipated breach of any license identified on Schedule 3.16(b), nor has it received notice of termination of any such license.  The Company has provided to Purchaser true, correct and complete copies of each license agreement listed on Schedule 3.16(b).

                    (c)     All maintenance fees, annuities, affidavits and renewals due from the Company or required to be paid by the Company through the date of this Agreement with respect to the Intellectual Property identified on Schedule 3.16(a) have been paid or filed.

                    (d)     Schedule 3.16(d) sets forth a list of each of the Company’s officers, directors, employees, consultants and independent contracts who are contractually obligated to disclose and assign all rights with respect to their work for the Company to the Company, and to cooperate with the Company in obtaining and perfecting ownership of patents, copyrights and other statutory or related rights with respect to such work (any such contract being referred to herein as a “Work-for-Hire Agreement”).  The Company has provided true, correct and complete copies of any such agreement to Purchaser.  Schedule 3.16(d) also sets forth a list of each of the Company’s officers, directors, employees, consultants and independent contractors who provided material assistance to the Company in connection with, or who otherwise may have a claim to ownership of, any of the Company’s patents, copyrights or other related rights, and who are not party to a Work-for-Hire Agreement with the Company.

                    (e)     Except as set forth on Schedule 3.16(e), the conduct of the Company’s business as currently conducted does not, in any material respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

                    (f)     Except as set forth on Schedule 3.16(f), (i) to the Company’s knowledge, no third party is misappropriating, infringing, diluting, or violating any material Intellectual Property owned by or licensed to or by the Company, and (ii) no such claims have been made against a third party by the Company or, to the Company’s knowledge, the licensor of any Intellectual Property licensed by the Company.

          3.17   Taxes.

(a)	Except as otherwise disclosed on Schedule 3.17(a):

	(i)	all Tax Returns due to have been filed through the date hereof in accordance with any applicable Law have been duly filed and are correct and complete in all material respects;

(ii)

in all material respects, all Taxes, deposits or other payments for which the Company may have any liability through the date hereof (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company;

(iii)

the amounts so paid on or before the date hereof, together with any amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable) on the books of the Company, will be adequate based on the tax rates, applicable laws and regulations in effect on the date hereof to satisfy all material liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing;

	(iv)	there are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed;

(v)

all deficiencies asserted as a result of any examination of Tax Return have been paid in full, accrued on the books of the Company, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined;

(vi)

no claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or threatened, and no audit or investigation of any Tax Return is currently underway, pending or threatened;

	(vii)	no claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns and where it is or may be subject to taxation;

(viii)

in all material respects, the Company has withheld and paid all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(ix)

there are no outstanding waivers or agreements by the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any taxing authority;

(x)	there are no Liens for Taxes other than Liens for Taxes which are not yet due and payable, nor are there any Liens which are pending or threatened;

(xi)	the Company has not been a member of an affiliated group filing a consolidated federal income tax return;

(xii)

neither the Company nor Purchaser, as a consequence of the Company’s actions prior to the Closing Date, will be obligated to make a payment to an individual that would be a “parachute payment” as such term is defined in Section 280G of the Code without regard to whether such payment is to be paid in the future; and

(xiii)

the Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                    (b)    The Company has delivered to Purchaser true and complete copies of all income Tax Returns (together with any agent’s reports and any accountants’ work papers) relating to its operations for the years for which Tax Returns are due to have been filed.

          3.18   Insurance.

                    (a)     Schedule 3.18(a) sets forth a list of all insurance policies maintained by or for the benefit of the Company or its directors, officers, employees, agents or independent contractors.

                    (b)     Except as set forth on Schedule 3.18(b), with respect to each insurance policy maintained by the Company:  (i) the policy is in full force and effect, and is legal, valid, binding and enforceable as to the Company, and to the Company’s knowledge, as to the other party or parties thereto; (ii) subject to the rights of other parties thereto to terminate, the policy will continue to be legal, valid, binding, enforceable and in full force and effect on substantially identical terms immediately following the Closing; (iii) neither the Company nor, to the Company’s knowledge, any other party to the policy, is in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default by the Company, or to the Company’s knowledge, a breach or default by the other party to the policy or permit termination, modification or acceleration under the policy; (iv) no party to the policy has repudiated any provision thereof in writing, and (v) the Company has not received any written notice that any insurer under the policy intends to exercise any termination right or fail to renew such policy.

                    (c)     Except as set forth on Schedule 3.18(c), the Company has been covered during the past three (3) years through the Closing Date by insurance in type, scope and amount which (i) meets the minimum requirements of any Contract to which the Company is a party and (ii) is customary and commercially reasonable for the business in which it has engaged during such period.

          3.19   Financial Controls.

                    (a)     The Company has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                    (b)     To the Company’s knowledge, no employee of Company who serves in an accountancy or a financial management capacity with Company has been convicted of theft, embezzlement, fraud, or any other crime which is considered to be a felony.

                    (c)     The Company has made available to Purchaser any written reports that the Company has received from its public accounting firm since January 1, 2002, regarding critical accounting policies and practices, or alternative treatments of financial information within GAAP that have been discussed with management of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by such public accounting firm.

          3.20   Compliance with Laws.  Except as set forth on Schedule 3.20, the Company is in compliance in all material respects with all Laws, and has obtained and maintained in all material respects all permits, licenses and registrations applicable to the conduct of its business, and the Company has not received written notification that has not lapsed, been withdrawn or abandoned by any Governmental Entity (i) asserting a material violation or possible violation of any such Law, (ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) materially restricting or in any material way limiting its operations.  The Company is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and has not received any written communication requesting that it enter into any of the foregoing.

          3.21   Real Property.  The Company does not own, of record or beneficially, any right, title or interest in any real property (including any easement, license or right-of-way) or any asset consisting of realty, including appurtenances, improvements or fixtures, nor has it previously owned, any right, title or interest in any real property, other than leasehold interests with respect to the Leased Real Property pursuant to those leases set forth on Schedule 3.21.  The Company is not a fiduciary as to any real property and no purchase of real property has been effected by or through the Company by any separate account or commingled fund.

          3.22   Accounts Receivable.  All of the accounts receivable of the Company shown on the balance sheets included in the Company Financial Statements, or arising thereafter, arose in the ordinary course of business.  The values at which accounts receivable are carried reflect the accounts receivable valuation policy of the Company which is consistent with past practice and in accordance with GAAP (applied on a consistent basis throughout the period involved).

          3.23   Employees; Employment Agreements.

                    (a)     Schedule 3.23(a) sets forth a true and complete list of (i) all of the employees (whether full-time or part-time), (ii)  independent contractors, (iii) consultants, and (iv) other service providers of the Company as of the date hereof, specifying their position, annual salary or hourly wage or other service fee, date of hire or other service commencement date.

                    (b)     Except as set forth on Schedule 3.23(b), the Company is not a party to or bound by any employment agreement or other arrangement for services, including with respect to a Person acting as a consultant, independent contractor or otherwise.  The Company has provided to Purchaser true, correct and complete copies of each such agreement or arrangement that is written, and, other than with respect to common law employment-at-will arrangements, no such agreement or arrangement exists which is not written.

                    (c)     Except as set forth on Schedule 3.23(c), the Company does not have any agreement providing for severance payments to terminated employees and the Company has not made any verbal commitments to any officer, employee, former employee, consultant, independent contractor or other service provider of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise.

                    (d)     Except as set forth on Schedule 3.23(d) and any Contracts being executed in connection with this Agreement, the Company does not have any Contract obligating it with respect to payments or other rights upon any change in control of the Company or the transactions contemplated hereby.

          3.24   Labor Relations.  The Company is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and except as set forth on Schedule 3.24 there are no internal complaints by or on behalf of employees in this regard.  Except as set forth on Schedule 3.24, the Company is not currently, and has not in the past been, a party to an arrangement for services from a professional employer organization.  The Company is not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company before the National Labor Relations Board.  The Company is not a party to, and is not bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company pending or, to its knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          3.25   Benefit Plans.

                    (a)     Schedule 3.25(a) sets forth a true and complete list of each Benefit Plan currently sponsored, maintained or contributed to by the Company.  Any special tax status enjoyed by such plan is noted on such schedule.

                    (b)     Except as set forth on Schedule 3.25(b):

(i)

with respect to each Benefit Plan identified on Schedule 3.25(a), the Company has heretofore delivered or made available to Purchaser true and complete copies of the plan documents, any amendments thereto, the summary plan description and any amendments thereto (or, if the plan is not written, a written description thereof), as reasonably requested by Purchaser;

(ii)	the Company’s records accurately reflect its employees’ employment histories, including their hours of service and all such data is maintained in a usable form;

(iii)	no Benefit Plan or ERISA Affiliate Plan is or was at any time subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code;

(iv)

no Benefit Plan or ERISA Affiliate Plan is or was at any time a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA;

(v)

the Company has not incurred, and, to the Company’s knowledge, no facts exist which reasonably could be expected to result in, liability to the Company as a result of a termination with respect to a Benefit Plan or an ERISA Affiliate Plan;

(vi)	no insurance policy or contract maintained in connection with a Benefit Plan provides for a termination fee or penalty upon termination of the policy or contract;

(vii)

each Benefit Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all applicable Laws;

(viii)

the Company has not incurred, and, to the Company’s knowledge, no facts exist which reasonably could be expected to result in any liability to the Company with respect to any Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under ERISA, the Code or any applicable Law (other than to pay premiums, contributions or benefits in the ordinary course);

(ix)

each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable Internal Revenue Service determination, opinion or notification letter indicating that it is so qualified, and each trust maintained under such a Benefit Plan intended to be exempt from taxation under Section 501(a) of the Code has received a favorable Internal Revenue Service determination, opinion or notification letter indicating that it is so tax-exempt, and no fact or circumstance exists that could adversely affect the qualified status of such a Benefit Plan or the tax-exempt status of such a trust;

(x)

there is no pending or threatened complaint, claim (other than routine claims for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any court, tribunal or governmental agency with respect to any Benefit Plan and there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Benefit Plan required to be registered;

(xi)	no assets of any Benefit Plan are or at any time have been invested in common stock of the Company; and

(xii)

Schedule 3.25(b) contains the name of each individual currently receiving or entitled to receive continuation coverage under any Benefit Plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          3.26   Environmental.

                    (a)     The Company is and at all times has been in material compliance with all applicable Environmental Laws.  The Company has not received any written communication alleging that it is not in such compliance, and there are no circumstances that would prevent or interfere with the continuation of such compliance.

                    (b)     There are no pending Environmental Claims, the Company has not received notice of any pending Environmental Claims, and to the knowledge of the Company, there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (i) the Company, (ii) any Person whose liability for any Environmental Claim that the Company has or may have retained or assumed, either contractually or by operation of law, or (iii) any real or personal property owned or leased by the Company, or any real or personal property which the Company has or is judged to have managed or supervised.  The Company is not subject to any agreement, order, judgment, decree or memorandum by or with any court, regulatory agency, other Governmental Entity or third party imposing any liability under any Environmental Laws.

                    (c)     The Company is in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys received by the Company relating to all real and personal property owned, operated or leased by the Company.

                    (d)     To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any material liability arising under any Environmental Laws, against the Company or against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed, either contractually or by operation of Law.

                    (e)     No remediation, removal or cleanup of any Hazardous Substances is being conducted or has been conducted at any time in the past, in connection with or associated with, the operations or activities of the Company or any real or personal property at any time owned, operated or leased by the Company; provided, however, that, with respect to any time period other than when the Company owned, operated or leased such real or personal property, the representations and warranties of this Section 3.26(e) are made to the knowledge of the Company.

                    (f)     Hazardous Substances are not and have not been at any time in the past, generated, used, stored, treated, or disposed of in connection with or associated with the operations or activities of the Company or any real or personal property at any time owned, operated or leased by the Company in any case that could reasonably be expected to require remediation under applicable Environmental Laws or otherwise result in liability to the Company; provided, however, that, with respect to any time period other than when the Company owned, operated or leased such real or personal property, the representations and warranties of this Section 3.26(f) are made to the knowledge of the Company.

                    (g)     To the knowledge of the Company, no underground or aboveground storage tanks, solid waste management units, landfills or other waste disposal areas, dikes or impoundments of any kind are located at, on or under any real or personal property at any time owned, operated or leased by the Company.

                    (h)     There are no (i) friable asbestos-containing materials, (ii) lead-based paint, (iii) polychlorinated biphenyls or (iv) mold or fungi in quantities and of a character (A) for which, to the knowledge of the Company, investigation or remedial actions would be reasonably required, (B) for which investigation or remedial action has been recommended or undertaken by environmental professionals on behalf of the Company or (C) that have been the subject of written, or to the knowledge of the Company, any other, claim, complaint, allegation, or inquiry made to the Company present on, in or at any real or personal property at any time owned, operated or leased by the Company.

          3.27   State Takeover Laws; Certificate of Incorporation.  The Company has taken all necessary action to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (a) any applicable state takeover laws, including, without limitation, the provisions of the DGCL, (b) any applicable takeover provisions in the Company’s Certificate of Incorporation or by-laws, and (c) except as set forth on Schedule 3.27, any change of control or other takeover provisions set forth in any agreement to which the Company is a party or may be bound.

          3.28   Offering Exemption.  Subject in part to the truth and accuracy of the Purchaser’s representations set forth in Section 4.2 hereof, the offer, sale and issuance of the Shares are exempt from the registration requirements of the Securities Act and under applicable state securities and “blue sky” laws, as currently in effect and, neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

          3.29   Certain Business Practices.  Neither the Company nor any director, officer, agent or employee of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

          3.30   Full Disclosure.  None of the representations and warranties furnished by or on behalf of the Company to Purchaser in writing pursuant to this Agreement or any information contained in the Schedules thereto referred to in this Agreement, contains any untrue statement of a material fact and, does not omit to state any material for necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Company as follows:

          4.1    Power; Authority; Due Execution.  Purchaser has the right, power and capacity to execute and deliver this Agreement and any other agreement entered into in connection with this Agreement and to perform its obligations under this Agreement and any other agreement entered into in connection with this Agreement to which it is a party to and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and any other agreement entered into in connection with this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized and approved by Purchaser.  This Agreement has been, and any other agreement entered into in connection with this Agreement will be as of the Closing Date, duly executed and delivered by Purchaser and do or will, as the case may be, constitute the valid and binding agreement of Purchaser, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

          4.2    Investment Representations.

                   (a)    Purchaser represents and warrants that the Shares purchased by it are being acquired for investment only for its own account and not with a view to the sale or distribution of any part thereof, except to the extent that it serves as a nominee for a limited number of “accredited investors,” as that term is defined in Rule 501 of Regulation D as promulgated by the SEC pursuant to the Securities Act.

                   (b)    Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder are exempt from registration under the Securities Act and applicable state securities laws, and that Company’s reliance on such exemption is predicated in part on Purchaser’s representations set forth herein.

                   (c)    Purchaser recognizes that the investment in the Shares involves a special risk, and represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Shares, and has the ability to bear the economic risks of its investment.  Prior to making a decision to enter into this Agreement, Purchaser was provided the opportunity to ask questions of, and receive answers from, the executive officers of the Company concerning the Company, and to obtain from the Company information requested from the Company.  Based on the materials provided by the Company in response to due diligence requests, Purchaser has conducted an investigation to its satisfaction of the investment in the Shares and has received all information requested from Company it considers necessary or appropriate for deciding whether to purchase the Shares; provided, however, that no investigation conducted by Purchaser shall be deemed to release Company in any manner whatsoever from any breach of a representation or warranty contained in this Agreement.  On the basis of the foregoing, and on the basis of the representations, warranties and covenants of Company contained in this Agreement and the other documents and instruments delivered in connection herewith, Purchaser acknowledges that it has, individually or through advisers, such knowledge or experience in financial, tax and business matters to enable it to understand and evaluate the merits and risks associated with an investment in the Shares.

                   (d)    Purchaser understands that each certificate representing the Shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.”

                   (e)    Purchaser and the persons for which it acts as nominiee are “accredited investors” within the meaning of Rule 501(a) of Regulation D of the SEC.

                   (f)    Purchaser is financially able to hold the Shares for long-term investment, believes that the nature and amount of the Shares being purchased are consistent with its overall investment program and financial position, and recognizes that there are substantial risks associated with the purchase of the Shares.

          4.3    No Public Market.  Purchaser understands that no public market exists for the Shares and there is no assurance that a public market will ever exist for the Shares.

          4.4    Non-Contravention.  Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby does or would, after the giving of notice or the lapse of time or both, (a) conflict with, result in a breach of, constitute a default under, or violate the Certificate of Limited Partnership or the Partnership Agreement of the Purchaser, or (b) conflict with, result in a breach of, constitute a default under, or violate any Law applicable to the Purchaser, except as would not otherwise have a Material Adverse Effect on the Purchaser.

          4.5    No Consents.  Except as otherwise set forth on Schedule 4.5, no permit, consent, approval, novation, authorization or other order of or filing with any Governmental Entity or any other Person is required in connection with the execution, delivery and consummation of this Agreement by the Purchaser and the actions of the Purchaser contemplated hereby, other than what may be required as a result of any facts or circumstances relating solely to the Company.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

          5.1    Review of Operations.  Purchaser may, prior to the Closing Date, directly or through its representatives, review, during normal business hours and upon reasonable notice to the Company, the premises and books and records of the Company to the extent it deems necessary or advisable to familiarize itself with such premises and other matters; such review, and the reviews made by Purchaser or its representatives prior to the date of this Agreement, shall not, however, affect the representations and warranties made by the Company in this Agreement or the remedies of Purchaser for breaches of those representations and warranties.

          5.2    Confidentiality.

                    (a)     Between the date hereof and the Closing Date, Purchaser and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Purchaser and the Company to maintain in confidence, all information provided in connection herewith, whether written or oral, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (iii) the furnishing or use of such information is otherwise required by Law.

                    (b)     Notwithstanding anything set forth in this Agreement to the contrary (including the confidentiality obligations set forth in this Section 5.2), or in any other agreement executed in connection herewith, the Company and Purchaser (and any directors, officers, employees, agents or advisors of either of the Company or Purchaser), are hereby expressly authorized to disclose the “tax treatment” and “tax structure” (as those terms are defined in Treasury Regulation §§1.6011-4(c)(8) and (9), respectively) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Persons relating to such “tax treatment” or “tax structure” of the transactions contemplated hereby; provided, however, that (i) such disclosure shall not be made until the earliest of (A) the date of the public announcement of discussions relating to such transactions, (B) the date of the public announcement of such transactions, or (C) the date of the execution of this Agreement, and (ii) this provision shall not permit disclosure to the extent that nondisclosure is required to comply with any applicable federal or state securities laws.

          5.3    Conduct of Business.  Except with the prior written consent of Purchaser, between the date hereof and the Closing Date, the Company shall not:

                    (a)     conduct its business other than in the ordinary and usual course, or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees, business associates and any independent contractors associated with it, or take any action reasonably likely to have an adverse affect upon the its ability to perform any of its obligations under this Agreement, or engage in any new lines of business;

                    (b)     issue, sell or otherwise permit to become outstanding, or authorize the creation of, any (i) additional shares of capital stock, other than upon exercise of outstanding options and warrants or conversion of outstanding Preferred Stock or other outstanding convertible securities, or (ii) securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock (including stock appreciation rights and all similar derivative rights), or enter into any agreement with respect to the foregoing;

                    (c)     except as permitted by Section 5.3(g), permit any additional shares of its capital stock to become subject to new grants of employee or director stock options, options, calls or commitments, or similar rights;

                    (d)     make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock;

                    (e)     directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

                    (f)     enter into, amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary, pay or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, or (iii) for employment or other arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice and after prior consultation with Purchaser;

                    (g)     enter into, establish, adopt or amend (except as may be required by applicable law or for employment or other arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice and after prior consultation with Purchaser) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

                    (h)     sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, business or properties other than in the ordinary course of business;

                    (i)      acquire any assets, business, securities or properties of any other entity other than in the ordinary course of business;

                    (j)      amend its Certificate of Incorporation or by-laws;

                    (k)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by accounting principles generally accepted in the United States of America, and after notifying Purchaser of any such required change;

                    (l)      enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts, other than in the ordinary course of business consistent with past practice, with the exception of any bulk orders for the Company’s products upon Purchaser’s consent, such consent not to be unreasonably withheld;

                    (m)    settle any claim, action or proceeding, except for:  (i) any claim, action or proceeding involving solely money damages to be paid by the Company in an amount, individually and in the aggregate for all such settlements, not more than Twenty-Five Thousand Dollars ($25,000.00) and which is not reasonably likely to establish an adverse precedent or basis for subsequent settlements, and (ii) the current litigation with Maytag Corporation with Purchaser’s consent, such consent not to be unreasonably withheld;

                    (n)     take any action that is intended or reasonably likely to (i) result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect (excluding any materiality provision relating thereto) at any time at or prior to the Closing Date, (ii) result in any of the conditions to the transaction set forth in Article VI not being satisfied, or (iii) result in a violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation;

                    (o)     incur any indebtedness (including indebtedness relating to acquisitions of its Common Stock) other than in the ordinary course of business in excess of Twenty-Five Thousand Dollars ($25,000.00);

                    (p)     settle, modify or forgive any indebtedness for borrowed money owed to it (including indebtedness relating to acquisitions of its Common Stock);

                    (q)     enter into any sale/lease back, synthetic lease, receivables financing or other transaction however entitled which would or could be excluded from its balance sheet prepared in accordance with GAAP; or

                    (r)     agree, commit to or enter into any agreement to take any of the actions referred to in this Section 5.3.

In connection with the Company’s continued operation of its business between the date hereof and the Closing Date, the Company will confer in good faith on a regular basis with one (1) or more representatives of Purchaser designated to the Company regarding operational matters and the general status of ongoing operations.  The Company acknowledges that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations.

          5.4    Supplements to Schedules.  From time to time up to the Closing, the Company shall supplement or amend the Schedules that it has delivered with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedules, or (b) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby.  No supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions to Closing set forth in Section 6.2 or otherwise.

          5.5    Issuance of Additional Shares.  It is the intent of Purchaser and the Company that, upon issuance, the Shares will represent, on an as-converted, fully-diluted basis (taking into account, without limitation, all potentially dilutive securities which are outstanding, authorized by the Company, or otherwise required to be issued, as of the Closing Date, and assuming that all outstanding options, warrants and other rights for the purchase of capital stock of the Company shall have been exercised, and all outstanding shares of all series of the Company’s preferred stock, including the Shares, have been converted into Company Common Stock, but specifically excluding such shares of Common Stock as shall be reserved for the grant of stock awards after the Closing Date pursuant to Section 5.9 hereof), fifty-eight percent (58%) of the outstanding capital stock of the Company.  Accordingly, without limiting the generality of Section 5.17 hereof, Purchaser and the Company agree that, whether during the period between the date hereof and the Closing date or following the Closing Date, it is determined that the Shares will not, or did not represent, on an as-converted, fully-diluted basis, as of the Closing Date, at least fifty-eight percent (58%) of the outstanding capital stock of the Company, Purchaser and the Company will take all such action as is necessary for the Company to issue, and the Company shall authorize and issue to Purchaser, such additional shares of its Series D Preferred Stock as are necessary for Purchaser to hold, beneficially and of record, at least fifty-eight percent (58%) of the outstanding capital stock of the Company on an as-converted, fully-diluted basis as of the Closing Date.

          5.6    Voting and Related Agreements.  Prior to, or in connection with, the execution of this Agreement:

                    (a)     Purchaser shall have entered into a voting agreement, in the form attached hereto as Exhibit B, with each of Bogatin and Gogel, pursuant to which, among other things, each of Bogatin and Gogel will (i) revoke all prior voting proxies, (ii) agree to vote his shares of capital stock of the Company in favor of (A) the transactions contemplated herein and against any actions that would frustrate or prevent the consummation of the transactions contemplated herein and (B) any amendments to the Company’s Certificate of Incorporation deemed necessary by the Company, whether prior to or following the Closing Date, to increase the number of its authorized shares of Company Common Stock to permit reservation by the Company of sufficient shares to allow conversion of the Shares into shares of Company Common Stock, and (iii) appoint Purchaser as his true and lawful proxy and attorney in fact to effect such voting obligations; and

                    (b)    the Company and Purchaser shall have entered into the following agreements with Grand Cheer Company Limited (“Grand Cheer”);

(i)

a Settlement and Release Agreement, in the form attached hereto as Exhibit C, regarding, among other things, the obligations of the Company with respect to that certain Promissory Note, dated July 15, 2002, in the amount of One Million Dollars ($1,000,000.00) payable to Grand Cheer; and

(ii)

a Voting Agreement, in the form attached hereto as Exhibit D, pursuant to which Grand Cheer will (i) revoke all prior voting proxies, (ii) agree to vote its shares of capital stock of the Company in favor of (A) the transactions contemplated herein and against any actions that would frustrate or prevent the consummation of the transactions contemplated herein and (B) any amendments to the Company’s Certificate of Incorporation deemed necessary by the Company, whether prior to or following the Closing Date, to increase the number of its authorized shares of Company Common Stock to permit reservation by the Company of sufficient shares to allow conversion of the Shares into shares of Company Common Stock, and (iii) appoint Purchaser as his true and lawful proxy and attorney in fact to effect such voting obligations.

          5.7    Cancellation of Promissory Notes.  Subject to applicable legal requirements, prior to the Closing, the Company and each of Bogatin and Gogel shall have entered into agreements, in the form attached hereto as Exhibit E pursuant to which Bogatin and Gogel will transfer to the Company 800,000 and 40,000 shares of Company Common Stock, respectively, and in exchange, the Company will cancel:

(a)	that certain Promissory Note of Bogatin, dated March 15, 2000, in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) payable to the Company;

(b)	that certain Pledge Agreement, dated March 15, 2000, by and between the Company and Bogatin;

(c)	that certain Promissory Note of Bogatin, dated April 6, 1999, in the original principal amount of Five Hundred Thousand Dollars ($500,000) payable to the Company;

(d)	that certain Pledge Agreement, dated April 6, 1999, by and between the Company and Bogatin;

(e)	that certain Promissory Note of Gogel, dated April 6, 1999, in the original principal amount of One Hundred Thousand Dollars ($100,000) payable to the Company; and

(f)	that certain Pledge Agreement, dated April 6, 1999, by and between the Company and Gogel.

          5.8    Cancellation of Options.  Subject to applicable legal requirements, prior to the Closing, the Company, Bogatin and Gogel shall take such steps as are necessary, in Purchaser’s reasonable discretion, to cancel all outstanding options, warrants or other rights to purchase capital stock of the Company held by Bogatin and Gogel as of the Closing Date.

          5.9    Reservation of Shares for Stock Awards.  As soon as reasonably practicable following the Closing, the Company take such action as is necessary to reserve Six Million (6,000,000) shares of Company Common Stock for the issuance of stock awards by the Company’s board of directors.

          5.10   Election of Chief Executive Officer.  Immediately following Closing, the Company’s board of directors shall take such actions as are necessary to elect Perlman as the Company’s Chief Executive Officer.

          5.11   Acquisition Proposals.

                    (a)     The Company shall not solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company, or any merger or other business combination with the Company, other than as contemplated by this Agreement (any such transaction being referred to as a “Business Combination”).

                    (b)     The Company shall instruct its officers, directors, agents, advisors and Affiliates to refrain from taking any action that would violate or conflict with any of the provisions of this Section 5.11; and it shall notify Purchaser immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company.

                    (c)     Nothing in this Section 5.11, will prevent the Company from (i) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written proposal for a Business Combination, if the Company receives from the Person an executed confidentiality agreement acceptable to Purchaser in its reasonable discretion, or (ii) engaging in any negotiations or discussions with any person who has made such an unsolicited bona fide written proposal, if and only to the extent that, (A) in each such case referred to in clause (i) or (ii), the Company’s board of directors determines in good faith (after consultation with its financial advisor) that the proposal, if accepted, is reasonably likely to be consummated, and would, if consummated, result in a transaction more favorable to the holders of capital stock of the Company from a financial point of view than the transactions contemplated herein.  If negotiations or discussions are initiated in accordance with the preceding sentence, the Company agrees that it will notify Purchaser promptly, and will from time to time (or at any time at the request of Purchaser) notify Purchaser of the progress thereof (including all current terms and any other information that Purchaser may from time to time request).  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any such acquisition or purchase.  The Company agrees to use all reasonable efforts to enforce any confidentiality and/or “stand-still” Contract to which it is a party and not to amend, terminate, waive or release any provision of any such Contract in a manner that is material and adverse to its rights under the Contract.

          5.12   Publicity.  Except as otherwise required by Law as advised by counsel, neither Purchaser nor the Company shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other party to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld.

          5.13   Expenses.

                    (a)     Except as set forth in Section 5.13(b), each of the Company and Purchaser shall be responsible for all of its respective costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

                    (b)    The Company shall pay all reasonable out-of-pocket expenses of Purchaser relating to the negotiation and execution of this Agreement, the Certificate and the closing of the transactions contemplated thereby, including, without limitation, the fees, charges and disbursements of Kilpatrick Stockton LLP, legal counsel to Purchaser, upon the earlier of the following events:

(i)	the Closing, in which case all such amounts shall be paid at the Closing;

(ii)	the termination of this Agreement by Purchaser pursuant to Section 7.1(b), in which case all such amounts shall be paid upon demand by Purchaser; or

(iii)	a Payment Event (as defined in Section 7.3(b)) that occurs prior to December 31, 2003, in which case all such amounts shall be paid upon demand by Purchaser.

          5.14   Cooperation.  Purchaser and the Company shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, their respective commercially reasonable efforts to obtain, prior to the Closing Date, all consents and approvals of Persons, including Governmental Entities, as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to Closing.

          5.15   Notification of Certain Matters.  The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate and (b) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice (including, any condition to Closing).

          5.16   Bogatin Telephone Number.  Purchaser acknowledges that the telephone number (212) 244-5553 is the personal telephone number of Bogatin which Bogatin has permitted the Company to use.  Following the Closing Date, all rights and interests to such telephone number shall remain with Bogatin.

          5.17   Further Assurances.  From and after the Closing Date, Purchaser and the Company agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreement or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further things necessary to carry out the purpose and intent of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

          6.1    Conditions to Purchaser’s and the Company’s Obligations.  The obligations of Purchaser and the Company to effect the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by Purchaser and by the Company.

                    (a)     All approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

                    (b)     No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          6.2    Conditions to Obligations of Purchaser.  The obligations of Purchaser to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by Purchaser.

                    (a)     The Company shall have (i) taken all action necessary to authorize the issuance and sale to Purchaser of the Shares, and (ii) filed the Certificate with the Secretary of State of the State of Delaware.

                    (b)     The Company and the holders of the outstanding shares of each existing series of preferred stock of the Company shall have taken such actions as are necessary to convert each outstanding share of such preferred stock into shares of Company Common Stock, and each such share of preferred stock shall convert into shares of Company Common Stock effective as of the Closing Date.

                    (c)     Purchaser shall have received an opinion, dated the Closing Date, of Blank Rome LLP, counsel to the Company, in substantially the form attached hereto as Exhibit F (the “Company Counsel Opinion”).

                    (d)     The Company’s board of directors shall have taken such actions as are necessary to increase the number of members of the Company’s board of directors to six (6) members, and shall have elected Perlman, and such other persons as shall be designated by Purchaser, to fill such vacancies.

                    (e)     Bogatin and Gogel shall each have entered into a release agreement with the Company in the form attached hereto as Exhibit G (the “Release Agreements”).

                    (f)     The Company, Bogatin and Gogel shall have executed and delivered a stockholders’ agreement, in substantially the form attached hereto as Exhibit H (the “Stockholders’ Agreement”).

                    (g)     Bogatin and Gogel shall each have entered into a non-competition, non-solicitation and non-disparagement agreement with the Company covering a period of five (5) years from the Closing Date, in the form attached hereto as Exhibit I (the “Non-Compete Agreements”).

                    (h)     The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) as of the date of this Agreement and as if made at and as of the Closing Date (except where such representations and warranties are made expressly as of a specific date), (ii) the Company shall have performed in all material respects all obligations required to be performed by each under this Agreement prior to the Closing Date, (iii) since the date of this Agreement, there shall have been no changes in the condition (financial or otherwise), business, employees, operations, obligations or liabilities of the Company which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect on the Company, and (iv) Purchaser shall have received a certificate signed an authorized officer of the Company to such effect (the “Company Officer’s Certificate”).

                    (i)     Except as set forth on Schedule 6.2(i), all consents and approvals of third parties required to consummate the transactions contemplated hereby and for Purchaser to operate the business of the Company as contemplated herein after the Closing, shall have been obtained.

                    (j)     The Company shall have received an opinion of an independent financial advisor, reasonably acceptable to Purchaser, to the effect that, as of the date of such opinion, the Purchase Price to be received by the Company in connection with the sale of the Shares is fair to the Company and its stockholders from a financial point of view, and a copy of such opinion shall have been delivered to Purchaser (the “Fairness Opinion”).

                    (k)     The Company shall have entered into confidentiality agreements, in such form as is acceptable to Purchaser in its reasonable discretion, with each employee designated by Purchaser.

          6.3    Conditions to Obligations of the Company.  The obligations of the Company to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by the Company.

                    (a)     (i)     The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date (except where such representations or warranties are made expressly as of a specific date), (ii) Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and (iii) the Company shall have received a certificate signed by the general partner of Purchaser to such effect (the “Purchaser Certificate”).

                    (b)     Purchaser shall have executed and delivered the Stockholders’ Agreement.

ARTICLE VII

TERMINATION

          7.1    Termination.  This Agreement may be terminated by written notice given prior to or at the Closing by:

                    (a)     mutual written consent of Purchaser and the Company;

                    (b)     either Purchaser or the Company, if there has been a material breach by the other party of any representation or warranty contained herein or in the due and timely performance of any covenant or agreement contained herein, and such breach has not been waived;

                    (c)     either Purchaser or the Company, if the transactions contemplated hereby shall not have been consummated, other than through failure of any such party to fulfill its obligations hereunder, on or before December 31, 2003, or such other date as Purchaser or the Company may mutually agree upon;

                    (d)     either Purchaser or the Company, if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby or (ii) any Governmental Entity takes any action or enacts, promulgates or issues or deems applicable to the transactions contemplated hereby any Law which would make consummation of the transactions contemplated hereby illegal; or

                    (e)     the Company, if the board of directors of the Company, pursuant to the actions permitted by the first sentence of Section 5.10(c), should have authorized the Company, immediately following such termination, to enter into an agreement with any third party with respect to a Business Combination.

          7.2    Effect of Termination.  Subject to Section 7.3 below, in the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Company or their respective officers or directors except to the extent such termination results from a breach of, or failure to perform, by any such Person any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the Person in breach hereunder shall be fully liable for any losses resulting from such breach or failure.

          7.3    Termination Fee.

                    (a)     The Company hereby agrees to pay Purchaser, and Purchaser shall be entitled to payment of, a nonperformance fee (the “Termination Fee”) of Two Hundred Fifty Thousand Dollars ($250,000.00) following the occurrence of a Payment Event (as hereinafter defined).  Such payment shall be made in immediately available funds within five (5) business days after delivery of a notice from Purchaser requesting such payment.  The right to receive the Termination Fee shall terminate if any of the following (a “Fee Termination Event”) occurs prior to a Payment Event:  (i) the Closing, (ii) termination of this Agreement in accordance with the provisions hereof, except a termination by Purchaser pursuant to Section 7.1(b), if such termination occurs prior to the occurrence of a Payment Event, or a termination by the Company in accordance with Section 7.1(e), or (iii) December 31, 2003.

                    (b)     “Payment Event” means any of the following to which Purchaser is not a party, directly or through a subsidiary, and which occurs after the date hereof:

(i)	any merger, consolidation or statutory share exchange involving the Company;

(ii)

any sale, lease, transfer or other disposition, other than in the ordinary course of business, in one transaction or in a series of transactions, of all or any significant part of the assets of the Company;

(iii)

the issuance by the Company or transfer by the Company or any other Person, in one transaction or a series of transactions, of any capital stock of the Company which have an aggregate value of five percent (5%) or more of the total value of the outstanding shares of the Company’s capital stock (other than pursuant to the exercise of options, warrants, conversion rights or other rights to acquire capital stock of the Company existing on the date hereof);

(iv)

any other transaction which has the effect, directly or indirectly, of increasing by five percent (5%) or more the proportionate amount of the shares of any class of capital stock of the Company which is directly or indirectly beneficially owned by any Person (other than pursuant to the exercise of options, warrants, conversion rights or other rights to acquire capital stock of the Company existing on the date hereof);

(v)	any other transaction in which any Person or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act) shall obtain control of the Company; or

(vi)	the agreement by the Company to engage in any of the foregoing.

ARTICLE VIII

MISCELLANEOUS

          8.1    Survival.  This Section 8.1 shall survive the Closing Date.  If a Termination Fee is due under Section 7.3, Section 7.3 shall survive termination of the Agreement until all amounts due to Purchaser thereunder shall have been paid in full.  All other representations, warranties, covenants and agreements in the Agreement will not survive the Closing or termination pursuant to Article VII, provided that no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of the Agreement or any willful or intentional material misstatement or failure to state any item required to be stated therein.

          8.2    Entire Agreement; Binding Effect.  This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants with respect to such subject matter, except as specifically set forth herein or therein.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

          8.3    Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement; provided, however, that the Company and Purchaser hereby agree that any Persons for which it serves as nominee in connection with the transactions contemplated hereby shall be considered third party beneficiaries under this Agreement.

          8.4    Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among residents of Delaware made and to be performed entirely within the State of Delaware, and without regard to the conflicts of law principles as may otherwise be applicable.

          8.5    Jurisdiction and Venue; Waiver of Jury Trial.  Each party to this Agreement hereby irrevocably agrees that any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder may be brought in the courts of New York County in the State of New York or of the United States of America for the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding, by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in this Agreement, such service to become effective ten (10) days after such mailing.  IF LITIGATION IS BROUGHT TO ENFORCE THIS AGREEMENT, EACH PARTY KNOWINGLY AND INTENTIONALLY WAIVES THE RIGHT IT HAS TO A TRIAL BY JURY.  THE PARTIES AGREE THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES’ ENTERING INTO THIS AGREEMENT.

          8.6    Counterparts and Signature by Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The facsimile signature of any party to this Agreement for purposes of execution or otherwise, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document.  No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any notice required thereof.

          8.7    Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          8.8    Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, delivery by recognized overnight courier (such as FedEx) or upon receipt of confirmation of delivery by facsimile, telecopy, or registered or certified mail, return receipt requested, postage prepaid, addressed:

to Purchaser:

OvenWorks, LLLP
645 Madison Avenue
Suite 1500
New York, New York 10022
Attn: Richard E. Perlman
Telephone: (212) 223-8633
Facsimile: (212) 888-8133

with a copy to:

Kilpatrick Stockton LLP
1100 Peachtree Street
Suite 2800
Atlanta, Georgia 30309
Attn: Reinaldo Pascual
Telephone: (404) 815-6500
Facsimile: (404) 815-6555

to Company:

TurboChef Technologies, Inc.
10500 Metric Drive
Suite 128
Dallas, Texas 75243
Attn: President
Telephone: (214) 379-6000
Facsimile: (214) 340-8477

with a copy to:

Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: Brad Shiffman
Telephone: (212) 885-5442
Facsimile: (212) 885-5001

          8.9    Attorneys’ Fees.  Should any litigation or arbitration be commenced between the parties hereto concerning this Agreement, the party prevailing in such litigation or arbitration shall be entitled, upon final judgment and expiration of all appeals, in addition to such other relief as may be granted, to a reasonable sum for attorneys’ fees and costs in such litigation or arbitration, which shall be determined by the court or arbitrator, as the case may be.

          8.10   Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          8.11   Amendments; Waivers; Delays or Omissions.  No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by Purchaser and the Company; provided, however, that Section 5.7 and Section 5.8 of this Agreement may not be amended unless such amendment is agreed to in writing by Bogatin and Gogel.  No delay or omission to exercise any right, power or remedy accruing to Company or Purchaser upon any breach, default or noncompliance of Purchaser or Company under this Agreement or under the Certificate, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of Company or Purchaser of any breach, default or noncompliance under this Agreement or under the Certificate or any waiver on Company’s or Purchaser’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement or the Certificate, by-law, or otherwise afforded to Company and Purchaser, shall be cumulative and not alternative.

          8.12   Finder’s Fees.

                    (a)     The Company (i) represents and warrants that it has not retained any finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold Purchaser harmless of and from any liability for any commission or compensation in the nature of a finder’s fee to any broker or other Person (and the costs and expenses of defending against such liability or asserted liability) for which Company is responsible.

                    (b)     Purchaser hereby agrees to indemnify and to hold Company harmless of and from any liability for any commission or compensation in the nature of a finder’s fee to any broker or other Person (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser is responsible.

          8.13   Construction.  The Company and Purchaser have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Purchaser and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signatures on following page]

          IN WITNESS WHEREOF, the Company and Purchaser have each executed and delivered this Agreement as of the day and year first above written.

PURCHASER:

OvenWorks, LLLP

By:	Oven Management, Inc.,
its general partner

	By:	/s/ Richard E. Perlman

Richard E. Perlman
President

COMPANY:

TurboChef Technologies, Inc.

By:	/s/ Jeffrey B. Bogatin

	Name:	Jeffrey B. Bogatin
	Its:	President

EXHIBITS

Exhibit A	Certificate of Designations, Rights and Preferences of Series D Preferred Stock

Exhibit B	Form of Bogatin/Gogel Voting Agreement

Exhibit C	Settlement and Release Agreement

Exhibit D	Form of Grand Cheer Voting Agreement

Exhibit E	Form of Note Cancellation Agreement

Exhibit F	Form of Company Counsel Opinion

Exhibit G	Form of Release Agreement

Exhibit H	Form of Stockholders’ Agreement

Exhibit I	Form of Bogatin/Gogel Non-Compete Agreement

SCHEDULES

Schedule 3.1	Foreign Qualification
Schedule 3.2(b)	Options, Warrants and Rights to Acquire Capital Stock
Schedule 3.5	Non-Contravention
Schedule 3.6	Company Reports
Schedule 3.8	Undisclosed Liabilities
Schedule 3.11	Liens
Schedule 3.12(a)	List of Material Contracts
Schedule 3.12(b)	Exceptions to Material Contracts
Schedule 3.13	Consents
Schedule 3.14	Related Party Transactions
Schedule 3.15	Litigation
Schedule 3.16(a)	List of Intellectual Property
Schedule 3.16(b)	Intellectual Property Licenses
Schedule 3.16(d)	Confidentiality Agreements
Schedule 3.16(e)	Intellectual Property Infringement
Schedule 3.16(f)	Third Party Intellectual Property Infringement
Schedule 3.17(a)	Taxes
Schedule 3.18(a)	Insurance Policies
Schedule 3.18(b)	Exceptions to Insurance Policies
Schedule 3.18(c)	Insurance Policy Coverage Exceptions
Schedule 3.20	Compliance with Laws
Schedule 3.21	Leased Real Property
Schedule 3.23(a)	Employees
Schedule 3.23(b)	Employment Agreements
Schedule 3.23(c)	Severance Agreements
Schedule 3.23(d)	Change of Control Agreements
Schedule 3.24	Labor Relations
Schedule 3.25(a)	List of Benefit Plans
Schedule 3.25(b)	Exceptions to Benefit Plans
Schedule 4.4	Purchaser Non-Contravention
Schedule 4.5	Purchaser Consents
Schedule 6.2(i)	Certain Consents